EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned hereby agree to the joint filing of the Amendment No. 1 to the Schedule 13G to which this Agreement is attached.

Dated: April 8, 2005

DISCOVERY GROUP I, LLC, for itself and as general partner of DISCOVERY EQUITY PARTNERS, L.P.

	By	/S/ MICHAEL R. MURPHY
Michael R. Murphy
Managing Member

/S/ Daniel J. Donoghue
Daniel J. Donoghue

/S/ MICHAEL R. MURPHY
Michael R. Murphy